EXECUTION COPY

NEITHER THIS CONVERTIBLE NOTE NOR THE SECURITIES INTO WHICH THIS NOTE MAY BE CONVERTED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE MAY BE CONVERTED CAN BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS OF THE SUBSCRIPTION AGREEMENT PURSUANT TO WHICH THIS NOTE WAS ISSUED, THE TERMS OF THIS CONVERTIBLE NOTE, AND ALL APPLICABLE FEDERAL OR STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

Workiva LLC

SERIES 2014 CONVERTIBLE PROMISSORY NOTE

$5,000,000                                Dated: July 31, 2014

FOR VALUE RECEIVED Workiva LLC, a California limited liability company (the “Company”), hereby promises to pay to Bluestem Capital Appreciation Fund, LLC] (together with any permitted successor in interest, the “Payee”), or its assigns, the principal amount of Five Million Dollars ($5,000,000) together with interest thereon calculated from the date hereof in accordance with the provisions of this Series 2014 Convertible Promissory Note (the “Convertible Note”).

Certain capitalized terms are defined in Section 10 hereof.

1.     Payment of Interest. Simple interest shall accrue at a rate equal to seven percent (7%) per annum (the “Interest Rate”) on the unpaid principal amount of this Convertible Note outstanding from time to time. Interest shall be computed on the basis of the actual number of days elapsed and a 365-day year. Interest shall accrue from the date of this Convertible Note and shall not compound. All accrued interest shall be payable upon maturity of the Convertible Note in full, or upon its conversion as provided herein. Notwithstanding the foregoing, commencing on the thirtieth day following the consummation of an IPO, (i) the Interest Rate shall increase to ten percent (10%) per annum, and (ii) interest accrued since the IPO Closing Date shall be payable monthly in arrears in cash on the first day of each calendar month. If at any time an interest rate applicable hereunder exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate so permitted by law.

2.    Maturity Date. The entire principal amount of this Convertible Note and all accrued but unpaid interest thereon shall be due and payable in full on January 31, 2016 (the “Maturity Date”).

3.    Conversion.

(i)    This Convertible Note shall not be convertible at any time into membership interests in the Company. The Payee shall have the option, in the event an IPO is consummated, in the Payee’s sole discretion, to convert all or any portion of the then principal amount of, and accrued but unpaid interest on, this Convertible Note into Common Stock. The Company shall provide notice by e-mail to the Payee of the IPO Price on the IPO Pricing Date. If the Payee desires to exercise its right to convert, Payee shall not later than 7:00 a.m. on the IPO Closing Date deliver notice to the Company by e-mail of its intention to convert (the “Conversion Notice”). If Payee fails to deliver the Conversion Notice by such time, then Payee’s right to convert shall expire. In the event the Conversion Notice is timely delivered, then on the date following the IPO Closing Date (the “Conversion Date”) the Corporation shall issue to the Payee a number of shares of Common Stock equal to (x) the aggregate dollar amount to be converted, divided by (y) ninety percent (90%) of the IPO Price. In the event that the Payee does elect to convert the entire principal amount and accrued interest on the Conversion Date, the Payee shall have no further right to convert any amounts remaining outstanding under this Convertible Note.

(ii)    As of the Conversion Date, the rights of the holder of this Convertible Note as the holder of such Convertible Note shall cease (but only with respect to the amount so converted), and the indebtedness evidenced by this Convertible Note that has been so converted shall be automatically be cancelled and discharged without any need for surrender of this Convertible Note.

(iii)    As soon as possible after the conversion has been effected (but in any event within ten (10) Business Days following the Conversion Date), the Corporation shall deliver to the Payee a certificate or certificates (if the Common Stock is certificated) representing, or (if the Common Stock is not certificated) written confirmation of issuance of, the number of shares of Common Stock issuable by reason of such conversion in the name of the Payee. Upon any conversion of a portion of the principal amount of this Convertible Note, the Corporation shall as soon as possible (but in any event within ten (10) Business Days of receipt of the original Convertible Note), deliver to the Payee a new note registered in the name of Payee for the principal and accrued interest amount of this Convertible Note then remaining unpaid.

(iv)    All shares of Common Stock issued pursuant hereto shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation.

(v)    Payee hereby agrees and covenants that it will not, without the prior written consent of the managing underwriter of the IPO, during the period commencing on the Conversion Date and ending on the date specified by the Corporation and such managing underwriter (such period not to exceed one hundred eighty (180) days) or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock issued pursuant hereto, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 3(v) shall be applicable to the Payee only if all officers and directors of the Corporation are subject to substantially similar restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 3(v) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Payee further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 3(v) or that are necessary to give further effect thereto.

4.    Prepayment/Redemption

(i)    Except as provided in Subsection 4(ii), this Convertible Note may not be prepaid without the consent of the Payee prior to the IPO Closing Date. The Corporation may prepay this Convertible Note in whole or in part at any time on or after the IPO Closing Date without penalty. Prepayment will be applied to accrued but unpaid interest first and then to unpaid principal.

(ii)    In the event of the occurrence of a Penalty Event, (a) the Payee shall have the right to require the Company to redeem this Convertible Note at the Penalty Price, provided that the Payee must exercise this right by delivering written notice of such exercise to the Company not later than ten (10) Business Days following the date on which the Penalty Event occurs, and (b) if the Payee does not exercise its right to require the Company to redeem this Convertible Note, the Company shall have the option to redeem this Convertible Note at the Penalty Price not later than twenty (20) Business Days following the date on which the Penalty Event occurs.

5.    Method of Payments.

(i)    Payment. So long as the Payee or any of its nominees shall be the holder of this Convertible Note, and notwithstanding anything contained elsewhere in this Convertible Note to the contrary, the Company will pay all sums of principal, interest, or otherwise becoming due on this Convertible Note held by the Payee or such nominee not later than 1:00 p.m. Central Time, on the date such payment is due, in immediately available funds, in accordance with the payment instructions that the Payee may designate in writing, without the presentation or surrender of such

Convertible Note or the making of any notation thereon. Any payment made after 1:00 p.m. Central Time on a Business Day will be deemed made on the next following Business Day. If the due date of any payment in respect of this Convertible Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Convertible Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Payee and to each other Person holding this Convertible Note.

(ii)    Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Convertible Note and, in the case of any such loss, theft or destruction of this Convertible Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of such Convertible Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Convertible Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Convertible Note.

6.    Payee Subscription Agreement. Payee shall execute a subscription agreement (a “Subscription Agreement”) stating to Company that Payee is an “accredited investor” as defined in Regulation D under the Securities Act and is acquiring this Convertible Note and any and all shares of Common Stock into which this Convertible Note is convertible solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. The shares of Common Stock issuable upon conversion hereof will bear a legend as provided in the Subscription Agreement.

7.    Representations and Warranties of the Company. The Company represents and warrants to Payee that:

(i)    Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to conduct its business as it is now being conducted, to own and use its properties and assets that it purports to own and use, and to perform its obligations under this Convertible Note. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(ii)    Absence of Conflicts. Neither the execution, delivery and performance of this Convertible Note by the Company, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) violate, conflict with, or result in a breach of any provision of, constitute a default under, or permit or result in the termination of, acceleration of any obligation under, or creation of a lien under any of the terms, conditions or provisions of, (i) the Certificate of Organization or Operating Agreement of the Company, or (ii) any material note, mortgage, agreement, indenture, or license by which the Company or any of its properties or assets may be bound, or to which the Company or any of its properties or assets may be subject, or (b) violate or conflict with any law, rule, regulation, judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its properties or assets.

(iii)     Authorization of Agreements, Etc. Each of (a) the execution and delivery by the Company of this Convertible Note, (b) the performance by the Company of its obligations hereunder, and (c) the issuance, sale and delivery by the Company of this Convertible Note and the Common Stock issuable hereunder has been duly authorized by limited liability company action of the Company.

(iv)    Validity. This Convertible Note has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

8.    Covenants of the Company. During the term of this Note, the Company covenants and agrees as follows:

(i)    Restricted Payments. The Company will not prior to the IPO Closing Date declare or pay any dividends on, or make any other distribution or payment on account of, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any equity interests of any class of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, property or in obligations of the Company; provided, however, that in any fiscal year the Company has taxable income, the Company may make pro rata distributions of money to its members, based on ownership of its Membership Units, sufficient to pay the federal and state income taxes on the income of the Company (net of any tax benefits produced for the members by the Company’s losses, deduction, and credits) that passes through from the Company under the applicable provisions of the Internal Revenue Code of 1986, as amended.

(ii)    Notice of IPO. Not later than 11:59 p.m. Central Time on the IPO Pricing Date, the Company shall provide Payee with notice by e-mail of (a) the IPO Price and (b) the IPO Closing Date.

(iii)    Notice of Penalty Event. The Company shall provide notice by e-mail to the Payee within five (5) Business Days of the occurrence of a Penalty Event.

(iii)    Periodic Reporting. The Company will provide annual financial statements of the Company to Payee.

9.    Events of Default. If any of the following events takes place (each, an “Event of Default”), Payee at its option may declare the entire principal balance and accrued interest outstanding hereon and all other amounts payable under this Convertible Note immediately due and payable; provided, however, that this Convertible Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause (iii) or (v), below:

(i)	Company fails to make payment of the full amount due under this Convertible Note on a demand following the Maturity Date; or

(ii)	A receiver, liquidator or trustee of Company or any substantial part of Company’s assets or properties is appointed by a court order; or

(iii)	Company is adjudicated bankrupt or insolvent; or

(iv)	Any of Company’s property is sequestered by or in consequence of a court order and such order remains in effect for more than 30 days; or

(v)
Company files a petition in voluntary bankruptcy or requests reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law; or

(vi)	Any petition against Company is filed under bankruptcy, receivership or insolvency law; or

(vii)
Company makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver or liquidator of Company or of all or any part of its property; or

(viii)	An attachment or execution is levied against any substantial part of Company’s assets that is not released within 30 days; or

(ix)	Company dissolves, liquidates or ceases business activity, or transfers any major portion of its assets other than in the ordinary course of business or to the Corporation; or

(x)	Company breaches any covenant or agreement on its part contained in this Convertible Note; or

(xi)	Any material inaccuracy or untruthfulness of any representation or warranty of the Company set forth in this Convertible Note; or
(xii)    Company fails at any time to make payment of the amount of any interest then due and payable under this Convertible Note.

10.    Definitions.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Iowa for the conduct of substantially all of their activities.

“Change of Control” means (i) a business combination (such as a merger or consolidation) of the Company with any other limited liability company or other type of business entity (such as a corporation), other than a business combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination or (ii) the sale, lease, or other disposition by the Company of all or substantially all of the Company’s assets. For the avoidance of doubt, the term Change in Control of the Company shall not include either (x) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company or (y) a conversion of the Company into the Corporation for the purpose of consummating an IPO.

“Common Stock” means the class of common stock of the Corporation offered to the public pursuant to the IPO.

“Corporation” means any corporation into which the Company converts or merges or into which the Company transfers substantially all of its assets for the purpose of consummating an IPO.

“IPO” means the Corporation’s first underwritten public offering of its Common Stock under the Securities Act is consummated.

“IPO Closing Date” means the date on which the sale of Common Stock pursuant to the IPO is consummated.

“IPO Price” means the price at which Common Stock is offered to the public pursuant to the IPO.

“IPO Pricing Date” means the date of the final prospectus pursuant to which Common Stock is offered pursuant to the IPO.

“Penalty Event” means the occurrence prior to the IPO Closing Date of the first to occur of (i) a Change of Control, or (ii) a Private Financing.

“Penalty Price” means an amount equal to 110% of the aggregate of the outstanding principal amount and accrued interest hereunder as of the date of the Penalty Event.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Private Financing” means any issuance of equity securities by the Company for new money having an aggregate original issue price in excess of $20,000,000 in any twelve-month period.

11.    Obligations of Company. Except for Section 12 and Section 4 and absent conversion of this Convertible Note as hereinabove provided, Company shall have no liability to Payee for any reason in an amount in excess of the principal of, and accrued interest on, this Convertible Note.

12.    Expenses of Enforcement, Etc. The Company agrees to pay all fees and reasonable expenses incurred by the Payee in connection with the negotiation, execution and delivery of this Convertible Note. The Company agrees to pay all reasonable fees and expenses incurred by the Payee in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations or workouts of the provisions hereof or incurred by the Payee in connection with the enforcement, collection or protection of its rights in connection with this Convertible Note, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including, but not limited to, the reasonable fees and disbursements of counsel for the Payee. The Company agrees to indemnify the Payee and its directors, managers, affiliates, partners, members, officers, employees and agents against, and agrees to hold the Payee and each such Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Payee or any such Person arising out of, in any way connected with, or as a result of any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Payee or any such Person is a party thereto.

13.    Amendment and Waiver. The provisions of this Convertible Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the holder of this Convertible Note.

14.    Remedies Cumulative. No remedy herein conferred upon the Payee is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

15.    Remedies Not Waived. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

16.    Assignments. The Payee may not assign, participate, transfer or otherwise convey this Convertible Note and any of its rights or obligations hereunder or interest herein to any Person unless the Company consents to said assignment.

17.    Headings. The headings of the Sections and paragraphs of this Convertible Note are inserted for convenience only and do not constitute a part of this Convertible Note.

18.    Severability. If any provision of this Convertible Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Convertible Note will remain in full force and effect. Any provision of this Convertible Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19.    Cancellation. After all principal and accrued interest at any time owed on this Convertible Note have been paid in full, or this Convertible Note has been converted, this Convertible Note will be surrendered to the Company for cancellation and will not be reissued, except as otherwise provided herein.

20.    Place of Payment and Notices. Subject to Section 4 above, notices and payments of principal and interest are to be delivered to the Payee at the address set forth in the Subscription Agreement executed by the Payee, or at such other address as the Payee has specified by prior written notice to the Company. The following e-mail addresses shall be used with respect to any communication to be made by e-mail as provided in this Convertible Note:

To Payee:	shorst@bluestemcapital.com

With a required copies to:	tyler@bluestemcapital.com

and

Jennifer@hwalaw.com

To Company/Corporation:	stuart.miller@workiva.com

With a required copy to:	troy.calkins@workiva.com

21.    Submission to Jurisdiction. Any legal action or proceeding with respect to this Convertible Note may be brought in the Polk County, Iowa District Court, and, by execution and delivery of this Convertible Note, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court.

(i)    The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdiction.

(ii)    Nothing herein shall affect the right of the Payee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

22.    Governing Law. This Convertible Note has been entered into in the State of Iowa. All issues and questions concerning the construction, validity, enforcement and interpretation of this Convertible Note shall be governed by, and construed in accordance with, the laws of the state of Iowa, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Iowa or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Iowa.

23.    WAIVER OF JURY TRIAL. THE PAYEE AND THE COMPANY EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONVERTIBLE NOTE AND THE TRANSACTIONS CONTEMPLATED HEREUNDER.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has executed and delivered this Convertible Note on the date first written above.

COMPANY:
WORKIVA LLC
By: /s/ Matthew M. Rizai
Name: Matthew M. Rizai
Title: CEO and Managing Director

Neither this Convertible Note nor the securities into which it may be converted have been registered under the Securities Act, or under any state securities or “Blue Sky” laws. Accordingly, no transfer of this Convertible Note or the securities into which it may be converted may be made except in accordance with the Agreement and (a) pursuant to an effective registration statement or amendment thereto under the Securities Act or (b) pursuant to an exemption from registration under the Securities Act and under any applicable state securities or “Blue Sky” laws.